Exhibit 4.2

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of July 23, 2014 and is made by and among BOB EVANS FARMS, LLC, an Ohio limited liability company (the “Borrower”), the Guarantors party hereto, the Lenders (as defined in the Credit Agreement, defined herein), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent (the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of January 2, 2014 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent wish to amend the Credit Agreement, as hereinafter provided.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. Recitals. The foregoing recitals are incorporated herein by reference.

2. Defined Terms. All terms used in this Amendment and not otherwise defined herein shall have the meaning given to them in the Credit Agreement, as amended hereby.

3. Amendments to Credit Agreement.

(a) Clause (v) of Section 8.2.5 [Restricted Payments] of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(v) so long as no Potential Default or Event of Default has occurred and is continuing, the Parent may (i) repurchase fractional shares of common stock of the Parent and (ii) repurchase shares of common stock of the Parent for cash, so long as the Parent would be in pro forma compliance with the financial covenants set forth in Section 8.2.15 [Financial Covenants] after giving effect thereto and, in addition, for any share repurchases completed prior to April 24, 2015, the Parent must demonstrate that on a pro forma basis after giving effect to such repurchase, the Leverage Ratio does not exceed 4.00 to 1.00; provided, further, in no event shall any Loan Party make payments on account of the repurchase of shares of the Parent in excess of $50,000,000 in the aggregate during the fiscal year ending April 24, 2015 and $100,000,000 in the aggregate during the fiscal year ending April 22, 2016.

(b) Section 8.2.15.2 [Maximum Leverage Ratio] of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

8.2.15.2 Maximum Leverage Ratio. The Loan Parties shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter for the four (4) quarters then ended, to exceed the ratio set forth below for the fiscal quarter set forth below; provided, however, on or after April 24, 2015, the Borrower may request, no more than two (2) times during the term of this Agreement, an increase in the Leverage Ratio set forth below of .25 to .50, as applicable (but in no event in excess of 4.25 to 1.00) for three (3) fiscal quarters following delivery of written notification from the Borrower of a Permitted Acquisition involving total cash or non-cash consideration in excess of $50,000,000 and subject to the consummation of such Permitted Acquisition, together with a revised forecast evidencing pro forma compliance with this Section (both during and after the expiration of such three (3) fiscal quarters). The revised forecast shall provide in reasonable detail an income statement, balance sheet, and cash flow statement and outline the impact on the revised forecast resulting from this request. For example, if the Borrower has requested an increase in the Leverage Ratio in connection with a Permitted Acquisition which closes in the first fiscal quarter, the Borrower shall have until the end of the fourth fiscal quarter to bring the Leverage Ratio back to the level otherwise required as set forth below.

Fiscal Quarter Ending	Leverage Ratio
July 25, 2014 - October 24, 2014	4.50 to 1.00
January 23, 2015	4.25 to 1.00
April 24, 2015 - April 22, 2016	4.00 to 1.00
July 22, 2016 and thereafter	3.75 to 1.00

(c) Schedule 1.1(A) [Pricing Grid—Variable Pricing and Fees Based on Leverage Ratio] of the Credit Agreement is hereby deleted in its entirety and replaced with Schedule 1.1(A) attached hereto.

4. Conditions Precedent. The effectiveness of this Amendment is subject to the receipt by the Administrative Agent on behalf of the Lenders of the following, in form and substance satisfactory to the Administrative Agent, and the first date on which the Loan Parties have satisfied all of the following conditions to the satisfaction of the Administrative Agent shall be referred to as the “Effective Date”.

(a) Counterparts. The Administrative Agent shall have received from the Borrower, the Guarantors and the Required Lenders an executed counterpart original of this Amendment.

(b) Legal Details. All legal details and proceedings in connection with the transactions contemplated by this Amendment shall be in form and substance satisfactory to the Administrative Agent.

(c) Payment of Fees.

(i) The Borrower unconditionally agrees to pay to (A) the Administrative Agent, for the benefit of the Lenders which have executed and delivered this Amendment to the Administrative Agent on or before 5:00 pm (Pittsburgh, PA time) on July 23, 2014 in accordance with their Ratable Shares, an amendment fee in the amount of 15.0 basis points of each such Lender’s Revolving Credit Commitment as in effect on the Effective Date and (B) PNC Capital Markets LLC the structuring and arrangement fee set forth in the Engagement and Fee Letter dated July 8, 2014 among PNC Capital Markets, the Administrative Agent and the Borrower.

(ii) The Borrower unconditionally agrees to pay and reimburse the Administrative Agent and hold the Administrative Agent harmless against liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including, without limitation, reasonable expenses of counsel, incurred by the Administrative Agent in connection with the development, preparation and execution of this Amendment and all other documents or instruments to be delivered in connection herewith.

5. Representations and Warranties of the Loan Parties. Each Loan Party covenants and agrees with and represents and warrants to the Administrative Agent and the Lenders as follows:

(a) such Loan Party possesses all of the powers requisite for it to enter into and carry out the transactions of such Loan Party referred to herein and to execute, enter into and perform the terms and conditions of this Amendment and any other documents contemplated herein that are to be performed by such Loan Party; and that any and all actions required or necessary pursuant to such Loan Party’s organizational documents or otherwise have been taken to authorize the due execution, delivery and performance by such Loan Party of the terms and conditions of this Amendment and said other documents, and that such execution, delivery and performance will not conflict with, constitute a default under or result in a breach of any applicable Law or any agreement, instrument, order, writ, judgment, injunction or decree to which such Loan Party is a party or by which such Loan Party or any of its properties are bound, and that all consents, authorizations and/or approvals required or necessary from any third parties in connection with the entry into, delivery and performance by such Loan Party of the terms and conditions of this Amendment, the said other documents and the transactions contemplated hereby have been obtained by such Loan Party and are in full force and effect;

(b) this Amendment and any other documents contemplated herein constitute the valid and legally binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and by general equitable principles, whether enforcement is sought by proceedings at law or in equity;

(c) all representations and warranties made by such Loan Party in the Loan Documents are true and correct in all respects as of the date hereof (except to the extent any representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on such earlier date), with the same force and effect as if all such representations and warranties were fully set forth herein and made as of the date hereof and such Loan Party has complied with all covenants and undertakings in the Loan Documents; and

(d) (i) no Event of Default has occurred and is continuing under the Loan Documents; and (ii) and there exist no defenses, offsets, counterclaims or other claims with respect to the obligations and liabilities of such Loan Party under the Credit Agreement or any of the other Loan Documents.

6. Reaffirmation; References to Credit Agreement. Each Loan Party reconfirms, restates and ratifies the Credit Agreement, the Guaranty Agreement and all other Loan Documents executed by such Loan Party in connection therewith, except to the extent the Credit Agreement, the Guaranty Agreement and any such Loan Document are expressly modified by this Amendment, and the Loan Parties confirm that the Credit Agreement, the Guaranty Agreement and all other Loan Documents have remained in full force and effect since the date of their execution. The parties hereby agree the execution and delivery of this Amendment is not intended to and shall not cause or result in a novation with regard to the existing indebtedness of the Borrower to the Administrative Agent or any Lender, which indebtedness shall continue without interruption and has not been discharged.

7. Successors and Assigns. This Amendment shall apply to and be binding upon, and shall inure to the benefit of, each of the other parties hereto and their respective successors and assigns permitted under the Credit Agreement. Nothing expressed or referred to in this Amendment is intended or shall be construed to give any person or entity other than the parties hereto a legal or equitable right, remedy or claim under or with respect to this Amendment or any Loan Documents, it being the intention of the parties hereto that this Amendment and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto.

8. Severability. If any one or more of the provisions contained in this Amendment or the Loan Documents shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Amendment or the Loan Documents shall not in any way be affected or impaired thereby, and this Amendment shall otherwise remain in full force and effect.

9. Governing Law. This Amendment shall be deemed to be a contract under the Laws of the State of Ohio and shall, for all purposes be governed by and construed in accordance with the Laws of the State of Ohio.

10. Counterparts; Facsimile or Electronic Signatures. This Amendment may be executed in any number of counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Delivery of executed signature pages hereof by facsimile or other electronic method of transmission (such as “pdf”) from one party to another shall constitute effective and binding execution and delivery thereof by such party. Any party that delivers its original counterpart signature to this Amendment by facsimile or other electronic method of transmission hereby covenants to personally deliver its original counterpart signature promptly thereafter to the Administrative Agent.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this First Amendment to Amended and Restated Credit Agreement as of the day and year first above written.

BOB EVANS FARMS, LLC, an Ohio limited liability company

By:	/s/ Mark E. Hood
Mark E. Hood, Chief Financial Officer

GUARANTORS:

BOB EVANS FARMS, INC., a Delaware corporation

By:	/s/ Mark E. Hood
Mark E. Hood, Chief Financial Officer

BEF FOODS, INC., an Ohio corporation

By:	/s/ Mark E. Hood
Mark E. Hood, Chief Financial Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ George M. Gevas
Name: George M. Gevas
Title: Senior Vice President

[Signed By A Representative of Each of the Following Banks]

BANK OF AMERICA N.A.

By:	/s/
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:	/s/
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/
Name:
Title:

FIFTH THIRD BANK

By:	/s/
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/
Name:
Title:

KEYBANK NATIONAL ASSOCIATION

By:	/s/
Name:
Title:

THE HUNTINGTON NATIONAL BANK

By:	/s/
Name:
Title:

THE OHIO VALLEY BANK COMPANY

By:	/s/
Name:
Title:

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Commitment Fee Rate	Letter of Credit Fee Rate (Standby)	Letter of Credit Fee Rate (Commercial)	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread
I	Less than 1.5 to 1.0	.150%	1.000%	0.5000%	0.000%	1.000%
II	Greater than or equal to 1.5 to 1.0 but less than 2.0 to 1.0	.175%	1.125%	0.5625%	.125%	1.125%
III	Greater than or equal to 2.0 to 1.0 but less than 2.5 to 1.0	.200%	1.375%	0.6875%	.375%	1.375%
IV	Greater than or equal to 2.5 to 1.0 but less than 3.0 to 1.0	.225%	1.500%	0.7500%	.500%	1.500%
V	Greater than or equal to 3.0 to 1.0 but less than 3.5 to 1.0	.250%	1.750%	0.8750%	.750%	1.750%
VI	Greater than or equal to 3.5 to 1.0 but less than 3.75 to 1.0	.250%	2.000%	1.0000%	1.000%	2.000%
VII	Greater than or equal to 3.75 to 1.0 but less than 4.0 to 1.0	.250%	2.25%	1.25%	1.25%	2.25%
VIII	Greater than or equal to 4.0 to 1.0	.250%	2.75%	1.75%	1.75%	2.75%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

(a) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate in effect on the Closing Date shall be determined as of the end of the fiscal quarter immediately prior to the Closing Date based on the Leverage Ratio computed pursuant to a Compliance Certificate to be delivered on the Closing Date.

(b) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Borrower]. If a Compliance Certificate is not delivered within three (3) Business Days of the date due in accordance with such Section 8.3.3, then the rates in Level VIII shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Section 9 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

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